Exhibit 99.1
Union Pacific President Beth Whited Celebrates 37 Years with the Railroad and Announces Transition to Company Advisor
OMAHA, Neb., May 9, 2025 – Union Pacific Railroad President Beth Whited will transition from her role as the railroad’s first female president to become a strategic advisor effective July 1, 2025. Whited will remain an advisor through early 2026.
“Beth’s dedication to Union Pacific for more than three decades, leading multiple functions and teams while seeing the railroad through periods of transformative change, has been remarkable,” said CEO Jim Vena. “She made history as the company’s first female president, and her significant contributions to our industry, company and people are undeniable.”
Whited’s experience includes leadership roles in disciplines that touch nearly every part of the world’s largest freight rail network. She helped the company navigate through major business development deals, historic labor negotiations, and countless sensitive and dynamic changes in the external environment.
“After 37 incredible years with Union Pacific, I am immensely proud and forever changed,” Whited said. “The company has provided me with incredible opportunities to learn and grow, and many colleagues have become lifelong friends. It’s been an honor to be a part of this remarkable team, and I am looking forward to new adventures ahead.”
Whited has led historic initiatives spanning multiple functions, including Strategy, Law, Corporate Relations, Government Affairs, Marketing and Sales, Sustainability, Finance, Investor Relations and Human Resources.
“Beth has had an extraordinary career and played an essential role shaping Union Pacific,” Vena said. “Her leadership has made us stronger and will have a lasting impact.”

ABOUT UNION PACIFIC
Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Clarissa Beyah at 402-544-3560 or media@up.com
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